Exhibit 99.1

Autoliv elects new directors and declares increased dividend

(Stockholm, February 16, 2015) — Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb), the worldwide leader in automotive safety systems, has elected Ms. Aicha Evans and Mr. David E. Kepler as new members of its board of directors. The Board of Directors further declared a quarterly dividend of 56 cents per share for the second quarter 2015, an increase of 2 cents per share from the previous level.

New directors

Ms. Evans is Corporate Vice President of the Platform Engineering Group and General Manager of the Wireless Platform Research and Development Group at Intel Corporation. In her role Evans is responsible for driving platform engineering for multi-comm products and platforms as well as emerging wireless technologies. Prior to this role, she held the same title within the Mobile and Communications Group. Since joining Intel in 2006 she has held a number of management positions responsible for Intel’s wireless efforts, including managing WiFi engineering and product lines. Prior to Intel, Evans spent 10 years in various engineering management positions at Rockwell Semiconductors, Conexant and Skyworks. Evans received a bachelor’s degree in computer engineering from The George Washington University.

Mr. Kepler retired in late 2014 from the role as Executive Vice President, Chief Sustainability Officer and Chief Information Officer of The Dow Chemical Company. As CSO, Kepler was responsible for Environment, Health and Safety and leading the company’s commitment to sustainability. As CIO, a role he held for fifteen years, Kepler was in the forefront of information technology deployment in the industry. He is a recognized leader in areas such as cyber security, risk management, value delivery, and provides advice and guidance across industry. Kepler was appointed to the U.S. National Infrastructure Advisory Council that advises the U.S. President on issues related to the security and resilience of the Nation’s critical infrastructure sectors and their functional systems, physical assets and cyber networks.

Kepler graduated from the University of California, Berkeley with a Bachelor’s degree in Chemical Engineering. Today, he serves on the Board of Trustees of the University of California, Berkeley Foundation. He is a member of the board of directors of the Teradata Corporation, an analytical data solutions company, and the TD Bank Group.

“I am pleased to welcome Aicha Evans and David Kepler to Autoliv’s board of directors. Each brings valuable experience from different fields that are all very relevant for the future development of the Company”, said Jan Carlson, Chairman, President & CEO of Autoliv.

Ms. Evans and Mr. Kepler were each elected to the board class with a term expiring at the 2015 Annual General Meeting.

Autoliv’s Board has determined that Ms. Evans and Mr. Kepler are “independent” according to the New York Stock Exchanges’ rules and regulations.

Dividend

The Board of Directors declared a quarterly dividend of 56 cents per share for the second quarter 2015. The dividend will be payable on Thursday, June 4, 2015 to Autoliv shareholders of record on the close of business on Wednesday, May 20. The ex-date will be Monday, May 18 for holders of the common stock listed on the New York Stock Exchange (NYSE) and Tuesday, May 19 for holders of Swedish Depository Receipts (SDRs) listed on the NASDAQ OMX, Stockholm.

Autoliv Inc. Vasagatan 11, 7th floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com

Stockholders AGM

As previously announced, the Board of Directors has set Tuesday May 5, 2015 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only stockholders of record at the close of business on March 9, 2015 will be entitled to be present and vote at the 2015 Annual Meeting. Notice of the 2015 Annual Meeting will be delivered to the holders of record in late March.

All of the directors with terms expiring at the 2015 Annual Meeting (i.e. Aicha Evans, David Kepler, Xiaozhi Liu, George Lorch and Kazuhiko Sakamoto) will be nominated for re-election at the 2015 Annual Meeting. At its meeting today, the board also approved an increase in the size of the board from nine to 10 members effective as of the open of the polls at the 2015 Annual Meeting, and is in the final stages of approving a sixth nominee to stand for election at this time.

Attached with the press release are a photos of Ms. Aicha Evans and Mr. David E. Kepler.

Inquiries:

Thomas Jönsson, Vice President Communications Tel +46 (8) 58 72 06 27

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with more than 60,000 employees in 28 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2014 amounted to US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

Autoliv Inc. Vasagatan 11, 7th floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 27 e-mail: thomas.jonsson@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 794 4537 e-mail: ray.pekar@autoliv.com